Exhibit 11

                          READING & BATES CORPORATION
                                 AND SUBSIDIARIES

      COMPUTATION OF EARNINGS PER COMMON SHARE, PRIMARY AND FULLY DILUTED
               (in thousands except share and per share amounts)

                                 THREE MONTHS ENDED        SIX MONTHS ENDED
                                      JUNE 30,                  JUNE 30,
                               ----------------------   ----------------------
                                   1995       1994         1995        1994
                               ----------  ----------   ----------  ----------
PRIMARY EARNINGS PER SHARE:
Weighted average number of
 common shares outstanding     59,737,170  55,486,915   59,725,307  55,487,738
                               ==========  ==========   ==========  ==========
Net  income (loss)             $    2,432   $  (6,038)   $   2,063  $   (7,529)

  Less dividends paid on
   $1.625 Convertible
   Preferred Stock                 (1,215)     (1,215)      (2,430)     (2,430)
                               ----------  ----------   ----------  ----------
Adjusted net income (loss)
 applicable to common shares
 outstanding - assuming no
 dilution                      $    1,217  $   (7,253)  $     (367) $   (9,959)
                               ==========  ==========   ==========  ==========
Net income (loss) per common
 share - assuming no dilution  $      .02  $     (.13)  $     (.01) $     (.18)
                               ==========  ==========   ==========  ==========

FULLY DILUTED EARNINGS PER SHARE:

Weighted average number
 of common shares
 outstanding                   59,737,170  55,486,915   59,725,307  55,487,738

Assume conversion of securities:
  $1.625 Convertible Preferred
      Stock                     8,668,010   8,668,010    8,668,010   8,668,010
  8% Senior Subordinated
      Convertible Debentures      783,686     743,457      783,686     743,457
  8% Convertible Subordinated
      Debentures                   16,661      16,661       16,661      16,661
                               ----------  ----------   ----------  ----------
Adjusted common shares
  outstanding - fully
  diluted                      69,205,527  64,915,043   69,193,664  64,915,866
                               ==========  ==========   ==========  ==========
Adjusted net income (loss)
  applicable to common shares
  outstanding - assuming no
  dilution                     $    1,217  $   (7,253)  $     (367) $   (9,959)
Adjustments:
  Interest on 8% Senior
    Subordinated Convertible
    Debentures                        775         667        1,514       1,303
  Interest on 8% Convertible
    Subordinated Debentures           557         521        1,093       1,023
  Dividends paid on $1.625
    Convertible Preferred
    Stock                           1,215       1,215        2,430       2,430
                               ----------  ----------   ----------  ----------
Adjusted net income (loss)
  applicable to common
  shares outstanding
  - assuming full dilution     $    3,764  $   (4,850)  $    4,670  $   (5,203)
                               ==========  ==========   ==========  ==========
Net income (loss) per common
  share - assuming full
  dilution (antidiluive)       $      .05  $     (.07)  $      .07  $     (.08)
                               ==========  ==========   ==========  ==========